Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-58320 and No. 333-151746) of Flowers Foods, Inc. of our report dated June 5, 2009 relating to the financial statements and supplemental schedule of Flowers Foods, Inc. 401(k) Retirement Savings Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
June 5, 2009